Exhibit 99.1

Edge Therapeutics Reports Third Quarter 2018 Financial Results

BERKELEY HEIGHTS, N.J., November 1, 2018 — Edge Therapeutics, Inc. (Nasdaq: EDGE) today announced financial results for the quarter ended September 30, 2018.

Third Quarter Financial Results

Cash Position: Cash, cash equivalents and marketable securities as of September 30, 2018 were $36.8 million, compared with $88.1 million as of December 31, 2017.

Operating Expenses:  Research and development (R&D) expenses decreased to $0.3 million in the third quarter of 2018 from $6.9 million in the third quarter of 2017. The decrease in R&D expense was primarily due to a decrease in expenses related to the previously announced discontinuance of the NEWTON 2 clinical study and reduction in workforce. General and administrative (G&A) expenses decreased to $3.3 million for the three months ended September 30, 2018 from $4.0 million in the comparable period in 2017. The decrease in G&A expense was largely due to decreases in departmental operating expenses, professional fees and marketing costs. In the third quarter of 2018, Edge recorded a restructuring charge of $0.8 million related to the previously announced discontinuance of the NEWTON 2 study.

Net Loss: Net loss for the third quarter ended September 30, 2018 was $4.3 million, including the $0.8 million restructuring charge. Net loss in the third quarter of 2017 was $11.3 million.

Review of Strategic Alternatives

Edge continues to be actively engaged in its review of strategic alternatives to maximize stockholder value, a review that was announced in April 2018. At that time, Edge retained Piper Jaffray & Co. to act as its financial advisor to assist with this review process. Potential strategic alternatives that may be explored or evaluated as part of this review include, but are not limited to, an acquisition, merger, business combination or other strategic transaction involving Edge. Edge has reduced the scope of its operations, including the size of its workforce, in order to preserve its cash resources during the strategic alternatives review process.

There is no defined timeline for completion of the review process. There is no assurance that this review will result in Edge pursuing any transaction or that a transaction, if pursued, will be completed. Edge does not intend to discuss or disclose further developments regarding the strategic review process unless and until its Board of Directors has approved a specific action or otherwise determined that further disclosure is appropriate or required by law.

About Edge Therapeutics, Inc.
Edge Therapeutics, Inc. is a clinical-stage biotechnology company that seeks to discover, develop and commercialize novel therapies capable of transforming treatment paradigms for the management of serious medical conditions. For additional information about Edge, please visit www.edgetherapeutics.com.

Forward-Looking Statements

This press release and any statements of representatives of Edge Therapeutics, Inc. related thereto that are not historical in nature contain, or may contain, among other things, certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, without limitation, statements with respect to Edge’s plans, objectives, projections, expectations and intentions and other statements identified by words such as "projects," "may," "will," "could," "would," "should," "believes," "expects," "anticipates," "estimates," “seeks,” "intends," "plans," "potential" or similar expressions. These statements are based upon the current beliefs and expectations of Edge’s management and are subject to significant risks and uncertainties. Actual results may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various risk factors (many of which are beyond Edge's control) as described under the heading "Risk Factors" in Edge’s filings with the United States Securities and Exchange Commission.

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Investor and Media Contact:
Gregory Gin
Edge Therapeutics, Inc.
Tel: 1-800-208-EDGE (3343)
Email: ir@edgetherapeutics.com

EDGE THERAPEUTICS, INC.
Statements of Operations and Comprehensive Loss
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Operating expenses:
Research and development expenses	$317,684	$6,913,171	$15,583,565	$23,477,971
General and administrative expenses	3,286,891	3,990,283	11,303,446	12,365,509
Restructuring expenses	847,852	–	7,494,094	–
Impairment charges	–	–	2,672,581	–
Total operating expenses	4,452,427	10,903,454	37,053,686	35,843,480
Loss from operations	(4,452,427)	(10,903,454)	(37,053,686)	(35,843,480)
Other income (expense):
Interest income	187,256	214,064	696,035	479,297
Interest expense	–	(592,089)	(1,425,255)	(1,591,998)
Net loss and comprehensive loss	(4,265,171)	(11,281,479)	(37,782,906)	(36,956,181)
Loss per share basic and diluted	$(0.14)	$(0.37)	$(1.21)	$(1.23)
Weighted average common shares outstanding basic and diluted	31,328,128	30,852,514	31,198,804	30,091,640

EDGE THERAPEUTICS, INC.
Balance Sheets
	September 30, 2018	December 31, 2017
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$36,814,899	$88,067,647
Prepaid expenses and other current assets	247,182	986,680
Total current assets	37,062,081	89,054,327
Property and equipment, net	468,170	3,423,880
Other assets	142,870	142,870
Total assets	$37,673,121	$92,621,077
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Current liabilities:
Accounts payable	$590,694	$4,369,133
Accrued expenses	917,871	5,422,205
Restructuring reserve	5,179,722	–
Short term debt	–	3,075,421
Total current liabilities	6,688,287	12,866,759
Noncurrent liability:
Long term debt	–	17,382,907
STOCKHOLDERS' EQUITY
Preferred stock, 5,000,000 shares authorized at September 30, 2018 and December 31, 2017, 0 outstanding	–	–
Common stock, $0.00033 par value, 75,000,000 shares authorized at September 30, 2018 and December 31, 2017, 31,328,128 shares and 30,869,205 shares issued and outstanding at September 30, 2018 and December 31, 2017, respectively	10,551	10,400
Additional paid-in capital	220,705,548	214,309,370
Accumulated deficit	(189,731,265)	(151,948,359)
Total stockholders' equity	30,984,834	62,371,411
Total liabilities and stockholders' equity	$37,673,121	$92,621,077